Exhibit (C) (5)
CONFIDENTIAL 24 APRIL 2008 PROJECT GAME Discussion Materials Regarding Armadillo

PROJECT GAME CONFIDENTIAL III Update on valuation A VALUATION METHODOLOGY B NET ASSET VALUE ANALYSIS C COMPARABLE TRADING MULTIPLES D MINORITIES BUY-OUT TRANSACTIONS IN THE US

PROJECT GAME CONFIDENTIAL Valuation Methodology 3 The method retained to value Armadillo minority interests are: 3 Net asset value with a reduced NOLs basis — This approach reflects the situation of a potential buyer following a transaction which will trigger the application of the section 382 of the Internal Revenue Code 3 Net asset value with full basis of NOLs — This approach assumes either no change of control as per rule 382 or a potential structure which will mitigate the impact of rule 382 — This assumption is theoretical in the current situation to the extent that no clear path has been identified to allow Tatoo to preserve the full NOLs post transaction 3 Trading comparable multiples — Since Armadillo and its peers are loss making, this approach is limited to EV/Revenues multiples — No specific valuation is attributed to current NOLs in this approach 3 The above methodology excludes control premium as Tatoo already control c. 52% of Armadillo share capital. For benchmark purposes, the buy-out premiums for the take-private transactions in the US are also shown 11 11

PROJECT GAME CONFIDENTIAL Valuation Methodology (Cont’d) 3 The following approaches have not been retained at that stage: 3 Liquidation value — This method has not been retained since the take-private transaction would have for main purpose to allow Tatoo to pursue its operations in the US — This method would in all likelihood result in lower valuation than the NAV approach 3 Discounted cash flows (DCF) analysis — This method has not been retained due to the high risks of the recovery plan, any value would be extremely sensitive to the high discount rate retained and the terminal value (the two main contracts of the company are potentially terminated within few years) 3 Comparable transaction multiples — This method has not been retained due to the absence of recent transactions on assets with a similar business profile 12 12

PROJECT GAME CONFIDENTIAL Valuation Summary EQUITY VALUE ($/SHARE) COMMENTS Current spot (as of 23-04-08): $1.53/share Spot before announcement (as of 06-03-08): $1.66/share 3 Tax assets valued between $ 0-5 M NAV — Significant loss of -$0.50/share -$0.13/share 3 NOLs significantly limited due to NOLs ownership change (under Section 382 of the Internal Revenue Code) 3 Tax assets valued between $ 10-15 M, on $0.24/share $0.61/share a going concern basis NAV — Going concern basis -84% -59% 3 Full value of NOLs (no change of control under the tax regulation ) 3 Valuation based on EV/Revenues 08-09E $0.75/share $1.30/share multiples Comparable trading Multiples -50% -13% 3 EV/ EBITDA and EV/EBIT lead to non-meaningful values $1.78/share $2.32/share 3 Premiums on minority buy-out in the US : Analysis of US premiums 7% 40% 7 – 40% (1.0) (0.5) — 0.5 1.0 1.5 2.0 2.5 3.0 ($/share) Note: premiums are on spot price as of 06-03-08, i.e $1.66/share 3 Valuation of Armadillo’s equity through comparable US premiums on minority buy-out outlines a value range of $1.8-2.3 / share 3 NAV analysis on a going concern basis outlines 3 A value range of $0.2- 0.6 / share, based on recovery of the NOLs 3 A negative value if NOLs are lost 3 The comparable trading multiples approach outlines a discount over Armadillo’s current share price 13 13

PROJECT GAME CONFIDENTIAL III Update on Valuation A VALUATION METHODOLOGY B NET ASSET VALUE ANALYSIS C COMPARABLE TRADING MULTIPLES D MINORITIES BUY-OUT TRANSACTIONS IN THE US

PROJECT GAME CONFIDENTIAL

Net Asset Value Analysis

Assets

In $ millions	Balance Sheet (31-03-08)	Reevaluated assets	Depreciation rate	Value	Value/ Atari share[1]	Comments
Cash	10.0		0%	10.0	0.7	
Accounts receivable	(0.3)		0%	(0.3)	(0.0)	*Assumptions to be confirmed*
Inventories, net	6.5		0%	6.5	0.5	
Due from related parties	2.0		0%	2.0	0.2	
Total Prepaid expenses and other current assets	5.7		0%	5.7	0.4	
Total current assets	**24.0**			**24.0**	**1.8**	
Property and Equipment, net of depreciation	6.4		0%	6.4	0.5	*"Petty" equipment, with very low market value*
Total non-current tangible assets	**6.4**			**6.4**	**0.5**	
Test Drive		-	*0%*	-	-	*6-years license deal announced with IFG*
Total Annihilation		*0.5*	*n.m*	*1.0*	*0.1*	*0.5M€ as per PwC, 2M€ as per IFG estimates*
Deer Hunter		*1.0*	*n.m*	*1.9*	*0.1*	*As per recent offer proposed for the acquisition of Deer Hunter*
All others		*0.3*	*0%*	*0.3*	*0.0*	*As per PwC*
Total value of owned IPs		**1.7**		**3.2**	**0.2**	
Godzilla		*2.5*	*0%*	*2.5*	*0.2*	*As per IFG estimates*
Cooking		*0.4*	*0%*	*0.4*	*0.0*	*As per PwC*
Earthworm		*0.1*	*0%*	*0.1*	*0.0*	*As per PwC*
Jenga		*0.3*	*0%*	*0.3*	*0.0*	*As per PwC*
Total value of in development IPs		**3.3**		**3.3**	**0.2**	
Atari brand licence (North America, until 2013)		2.8	0%	2.8	0.2	*As per PwC*
Tatoo distribution agreement		6.6	0%	6.6	0.5	*As per IFG estimates*
Total intangible assets	**2.1**			**15.8**	**1.2**	
Tax deferred assets	-	11.2	0%	11.2	0.8	*See appendix for details*
Total assets	**32.6**			**57.4**	**4.3**	

All rights on TDU have been transferred to Tatoo against an upfront payment of $5M. No royalty stream expected. Residual value beyond 6 years has been neglected

Source: 31-03-08 balance sheet provided by Armadillo Inc on April 9th 2008

- Based on Tatoo estimates, tax deferred assets are valued at $11M, under the assumption that following a full integration into Tatoo, Armadillo could be a profitable entity with an annual profit before tax of $4M (detailed valuation in Appendix) in 2010E. This assumption is not accurate for a "stand-alone" valuation
- Tatoo distribution agreement is valued at $7M (detailed valuation in Appendix)

15

PROJECT GAME CONFIDENTIAL

Net Asset Value Analysis (Cont'd)

Liabilities

In $ millions	Balance Sheet (31-03-08)	Value/ Atari share[(1)]
Total assets (revised value)	**57.4**	**4.3**
Accounts payable	9.7	0.7
Total Accrued liabilities	6.8	0.5
Restructuring reserve	0.4	0.0
Royalties payable	2.7	0.2
Due to related parties	2.7	0.2
Other current liabilities	0.6	0.0
Total Current liabilities	**22.8**	**1.7**
Bluebay credit facility	14.0	1.0
Due to related parties - long term	3.6	0.3
Deferred income - long term	5.4	0.4
Other long term liabilities	7.1	0.5
Total Non-Current liabilities	**16.1**	**1.2**
Total liabilities	**52.9**	**3.9**

	($M)	*($/share)*
Assets (revised value)	57.4	4.3
Liabilities (balance sheet value)	(52.9)	(3.9)
Value of Inc	**4.5**	**0.3**

[(1)] *13,478,920 outstanding shares*

Source: 31-03-08 balance sheet provided by Armadillo Inc on April 9th 2008

VALUE PER SHARE ($/SHARE)

Tatoo distrib. agreement value ($M)	Deferred tax assets value ($M): 5	10	11	15	20
2.5	(0.4)	(0.1)	0.0	0.3	0.7
5.0	(0.2)	0.1	**0.2**	0.5	0.9
6.6	(0.1)	**0.2**	**0.3**	**0.6**	1.0
10.0	0.1	0.5	**0.6**	0.9	1.2
12.5	0.3	0.7	0.8	1.1	1.4

EQUITY VALUE ($M)

Tatoo distrib. agreement value ($M)	Deferred tax assets value ($M): 5	10	11	15	20
2.5	(5.8)	(0.8)	0.4	4.2	9.2
5.0	(3.3)	1.7	**2.9**	6.7	11.7
6.6	(1.7)	**3.3**	**4.5**	**8.3**	13.3
10.0	1.7	6.7	**7.9**	11.7	16.7
12.5	4.2	9.2	10.4	14.2	19.2

- Preliminary NAV analysis outlines a $4M ($0.3/share) value for Armadillo's equity, i.e a ~78% discount to the current share price ($1.50/ share)

16

PROJECT GAME CONFIDENTIAL III Update on Valuation A VALUATION METHODOLOGY B NET ASSET VALUE ANALYSIS C COMPARABLE TRADING MULTIPLES D MINORITIES BUY-OUT TRANSACTIONS IN THE US

PROJECT GAME CONFIDENTIAL Armadillo’s Historical Financials and Budget (Financials provided by Armadillo Inc on 15-04-08) P&L ($M) MARKET ITEMS ($M) As of 31-03, $ millions 2006A 2007A 2008E 2009E In $ millions Revenues 206.8 122.3 79.2 124.2 1-month average share price as of 22-04-2008 1.50$ growth (%) (40.9%) (35.2%) 56.8% Number of shares (m) 13.5 Gross Margin 73.2 49.7 37.9 43.8 Market capitalization 20.2 margin (%) 35.4% 40.6% 47.8% 35.2% Net debt as of 31-03-08 4.0 EBITDA (1) (45.9) (24.9) (12.3) 0.2 Minority interest as of 31-03-08 0.0 margin (%) n.m. n.m. n.m. 0.2% Enterprise Value 24.2 D&A (4.5) (3.0) (2.2) (3.0) Operating Profit (50.5) (27.9) (14.5) (2.7) Source: Company, Datastream as of 22-04-08 margin (%) n.m. n.m. n.m. n.m. Net Interest (0.7) (0.0) (1.3) (3.4) IMPLIED MULTIPLES Exceptionals (12.6) (49.6) (7.6) (0.3) 2006A 2007A 2008E 2009E EBT (63.8) (77.5) (23.5) (6.5) Tax 0.4 10.7 — - EV / Revenues 0.12x 0.20x 0.31x 0.19x Exceptional after tax (5.6) (3.1) (0.0) (0.1) EV / EBITDA n.m n.m n.m n.m. Net Income (69.0) (69.9) (23.5) (6.6) EV / EBIT n.m n.m n.m n.m. margin (%) n.m. n.m. n.m. n.m. P/E n.m n.m n.m n.m (1) Before restructuring 18 18

PROJECT GAME CONFIDENTIAL

Comparable Trading Multiples

		Enterprise Value /												
		Revenues			EBITDA			EBIT			Adjusted P/E		
Cal. as of 31-03	Equity (€m)	2007A	2008E	2009E	2007A	2008E	2009E	2007A	2008E	2009E	2007A	2008E	2009E
Distributors													
Navarre	39	0.16x	0.18x	0.17x	4.0x	4.2x	3.3x	6.6x	6.5x	4.7x	15.1x	8.9x	5.5x
Alliance Distributor	8	0.26x	n.a.	n.a.	n.m.	n.a.	n.a.	n.m.	n.a.	n.a.	n.m.	n.a.	n.a.
	MEAN	**0.21x**	**0.18x**	**0.17x**	**4.0x**	**4.2x**	**3.3x**	**6.6x**	**6.5x**	**4.7x**	**15.1x**	**8.9x**	**5.5x**
Armadillo	**20**	**0.20x**	**0.31x**	**0.19x**	n.m	n.m	n.m.	n.m	n.m	n.m.	n.m	n.m	n.m
Publishers & Distributors (for illustrative purpose only)													
Electronic Arts	10,231	4.09x	3.59x	2.84x	n.m.	n.m.	25.3x	n.m.	n.m.	35.8x	n.m.	n.m.	47.4x
Activision[1]	3,949	3.32x	2.13x	2.02x	n.m.	13.2x	12.0x	n.m.	14.5x	13.1x	n.m.	24.0x	21.0x
Konami	3,625	2.02x	1.90x	1.76x	14.2x	12.2x	10.4x	20.1x	16.5x	13.6x	36.4x	31.0x	24.6x
Ubisoft	2,603	3.79x	2.92x	2.48x	9.7x	7.2x	6.2x	n.m.	22.9x	20.2x	n.m.	32.9x	28.8x
Capcom	1,345	2.73x	2.50x	2.22x	16.5x	13.1x	10.6x	21.2x	16.5x	12.7x	31.0x	28.3x	20.8x
Take-two[2]	785	1.20x	1.09x	0.89x	n.m.	12.4x	5.9x	n.m.	n.m.	18.2x	n.m.	n.m.	19.5x
Koei	723	4.40x	3.76x	3.46x	18.2x	15.6x	14.0x	20.0x	17.0x	15.0x	15.4x	17.3x	17.6x
Midway	151	1.91x	1.78x	1.30x	n.m.	n.m.	8.5x	n.m.	n.m.	n.m.	n.m.	n.m.	n.m.
	MEAN	**2.94x**	**2.46x**	**2.12x**	**14.7x**	**12.3x**	**11.6x**	**20.5x**	**17.5x**	**18.4x**	**27.6x**	**26.7x**	**25.7x**

Note:
- Navarre distribution revenues represents 84% of total revenues
- Market capitalization is based on 1 month average share price as of 22/04/2008

[1] Before Vivendi offer on 02-12-07
[2] Before Electronic Arts offer on 25-02-08

Source: Companies

- **A peers group limited to only two distribution-oriented US comparables has been identified**

19

PROJECT GAME CONFIDENTIAL Analysis at Various Prices Share price ($) 0.7 0.8 0.9 1.0 1.1 1.2 1.3 1.4 1.5 1.68 1.8 Outstanding shares 13.5 13.5 13.5 13.5 13.5 13.5 13.5 13.5 13.5 13.5 13.5 Market Capitalization ($M) 9 11 12 13 15 16 18 19 20 23 24 Net Debt (31-03-07) 4.0 4.0 4.0 4.0 4.0 4.0 4.0 4.0 4.0 4.0 4.0 Minority Interests (31-03-07) — - — - — - — - — - — Enterprise Value ($M) 13 15 16 17 19 20 21 23 24 27 28 Peers’ Revenues ($M) Multiples 2007A 122 0.11x 0.12x 0.13x 0.14x 0.15x 0.16x 0.18x 0.19x 0.20x 0.22x 0.23x 0.21x 2008E 79 0.17x 0.19x 0.20x 0.22x 0.24x 0.25x 0.27x 0.29x 0.31x 0.34x 0.36x 0.18x 2009E 124 0.11x 0.12x 0.13x 0.14x 0.15x 0.16x 0.17x 0.18x 0.19x 0.21x 0.23x 0.17x EBITDA 2007A (25) n.m n.m n.m n.m n.m n.m n.m n.m n.m n.m n.m 4.0x 2008E (12) n.m n.m n.m n.m n.m n.m n.m n.m n.m n.m n.m 4.2x 2009E 0 n.m n.m n.m n.m n.m n.m n.m n.m n.m n.m n.m 3.3x EBIT 2007A (28) n.m n.m n.m n.m n.m n.m n.m n.m n.m n.m n.m 6.6x 2008E (15) n.m n.m n.m n.m n.m n.m n.m n.m n.m n.m n.m 6.5x 2009E (3) n.m n.m n.m n.m n.m n.m n.m n.m n.m n.m n.m 4.7x 3 Before announcement of a potential buy out of minorities, Armadillo was trading at a premium over its peers which can be explained by: 3 A misunderstanding by the market of Armadillo’s activity (distribution vs. publishing) 3 Speculation over a possible M&A transaction : buy-out of minorities or disposal of controlling stake 3 The valuation by the market of part of Armadillo’s NOLs 3 Lack of liquidity 3 Armadillo’s valuation implied by comparable EV/Revenues multiples outlines a $10-18M equity value range, vs. a current market capitalization of $20M 20 20

PROJECT GAME CONFIDENTIAL III Update on Valuation A VALUATION METHODOLOGY B NET ASSET VALUE ANALYSIS C COMPARABLE TRADING MULTIPLES D MINORITIES BUY-OUT TRANSACTIONS IN THE US

PROJECT GAME CONFIDENTIAL

Analysis of Minorities Buy-out Transactions in the US over the last 3 years

Date of announceme	Target	Acquiror	% acquired	*Offer price ($)*	Premium			
					Spot	*1 month*	*3 months*	*6 months*
12-Nov-07	Cagle's Inc	Existing Management	36%	9.0	**22%**	**(10%)**	**(10%)**	**(3%)**
23-Oct-07	Waste Industries USA Inc	Macquarie IP; Goldman Sachs	49%	36.8	**29%**	**32%**	**23%**	**19%**
17-Jul-07	Alfa Corp	Alfa Mutual Insurance Co	45%	17.6	**16%**	**11%**	**4%**	**0%**
22-Feb-07	Great American Financial Resources Inc	American Financial Group Inc	19%	23.4	**8%**	**7%**	**4%**	**5%**
24-Jan-07	21st Century Insurance Group	American International Group	39%	19.8	**21%**	**16%**	**18%**	**25%**
20-Nov-06	TD Banknorth Inc	TD Bank Financial Group	42%	32.3	**7%**	**9%**	**10%**	**11%**
21-Sep-06	Sport Supply Group Inc	Collegiate Pacific Inc	27%	8.8	**11%**	**15%**	**26%**	**40%**
09-Oct-06	NetRatings	VNU Group BV	40%	16.0	**10%**	**10%**	**16%**	**16%**
13-Mar-06	Chaparral Resources Inc	LUKoil OAO	40%	5.8	**9%**	**14%**	**10%**	**11%**
06-Feb-06	Lafarge North America	Lafarge SA	47%	75.0	**17%**	**22%**	**27%**	**22%**
13-Dec-05	Virbac Corp	Virbac SA	40%	4.2	**13%**	**8%**	**9%**	**19%**
09-Dec-05	Swisher International Inc	HB Fairview Holdings	33%	7.0	**40%**	**72%**	**28%**	**28%**
01-Sep-05	7-Eleven Inc	IYG Holding Co	26%	32.5	**15%**	**7%**	**4%**	**13%**
18-Jul-05	Obsidian Enterprises Inc	Black Rock Acquisition Corp	23%	1.9	**28%**	**26%**	**12%**	**(14%)**
25-Mar-05	Vestin Group Inc	Management Group (Michael Shustek)	19%	2.9	**12%**	**(1%)**	**(4%)**	**(14%)**
21-Feb-05	Eon Labs Inc	Novartis AG	35%	31.0	**11%**	**17%**	**17%**	**25%**
14-Sep-04	Rag Shops Inc	Sun Capital Partners Inc	44%	4.3	**28%**	**23%**	**28%**	**23%**
01-Sep-04	Southern Security Life Insurance	Security National Financial Corp	23%	3.8	**18%**	**22%**	**17%**	**8%**
02-Aug-04	Cox Communications Inc	Cox Enterprises Inc	38%	32.0	**16%**	**14%**	**9%**	**4%**
25-Jun-04	Edelbrock Corp	Management Group	49%	14.8	**9%**	**10%**	**15%**	**19%**
			MEDIAN		**15%**	**14%**	**14%**	**14%**
			MEAN		**17%**	**16%**	**13%**	**13%**
			MIN		**7%**	**(10%)**	**(10%)**	**(14%)**
			MAX		**40%**	**72%**	**28%**	**40%**

Source: Factiva, Datastream

- Analysis of transactions involving minorities buy-out in the US over the last years outlines an average premium of around +17% over last trading price before announcement
- The application of this average premium to Armadillo's last closing price before Tatoo offer ($1.66/share as of 06-03-08) outlines a value per share of around $1.94

22

PROJECT GAME CONFIDENTIAL Appendices A VALUATION OF DEFERRED TAX ASSETS B VALUATION OF TATOO DEVELOPMENT AGREEMENT C TRADING COMPARABLES SHORT PROFILES

PROJECT GAME CONFIDENTIAL Valuation of Deferred Tax Assets on a going concern basis but combined with Tatoo operations [theoretical analysis] 3 Methodology as per conversation with Tatoo 3 Profit Before Tax: — 2009E: $-6.5M — 2010E: $4.0M 3 Tax rate: 40.0% 3 Discount rate: 15% (in line with pricing assumptions retained for Tatoo’s Orane issue) 3 NOLs basis unchanged DISCOUNTED TAX GAINS ($M) In $M 2009E 2010E 2011E 2012E 2013E 2014E 2015E 2016E 2017E 2018E 2019E 2020E 2021E 2022E 2023E 2024E 2025E 2026E 2027E 2028E Profit before tax (6.5) 4.0 6.0 1.2 2.4 3.6 5.0 6.6 7.9 8.6 9.1 9.5 10.0 10.5 11.0 11.6 12.2 12.8 13.4 14.1 growth (%) n.m 50% (80%) 100% 50% 40% 30% 20% 10% 5% 5% 5% 5% 5% 5% 5% 5% 5% 5% Tax gain — 1.6 2.4 0.5 1.0 1.4 2.0 2.6 3.1 3.5 3.6 3.8 4.0 4.2 4.4 4.6 4.9 5.1 5.4 5.6 tax rate (%) 40.0% 40.0% 40.0% 40.0% 40.0% 40.0% 40.0% 40.0% 40.0% 40.0% 40.0% 40.0% 40.0% 40.0% 40.0% 40.0% 40.0% 40.0% 40.0% 40.0% Discounted Value 11.2 Discount rate 15% Present Value of Tax Gains WACC 11.2 11.0% 13.0% 15.0% 17.0% 19.0% 2 8.3 6.8 5.6 4.7 4.0 3 12.4 10.1 8.4 7.0 6.0 PBT 4 16.5 13.5 11.2 9.4 8.0 ($ M) 5 20.7 16.9 14.0 11.7 9.9 6 24.8 20.3 16.8 14.1 11.9 Source : Tatoo estimates 24 24

PROJECT GAME CONFIDENTIAL Appendices A VALUATION OF DEFERRED TAX ASSETS B VALUATION OF TATOO DISTRIBUTION AGREEMENT C TRADING COMPARABLES SHORT PROFILES

PROJECT GAME CONFIDENTIAL Valuation of Tatoo Distribution Agreement 3 Methodology as per conversation with Tatoo 3 Distribution revenues 2009E: $105M 3 Agreement viable up to 2010E 3 Armadillo’s margin: 30% of revenues 3 Armadillo’s expenses: 80% of margin 3 Discount rate: 15% (in line with pricing assumptions retained for Tatoo’s Orane issue) DISCOUNTED CASH FLOWS ($M) In $M 2009E 2010E Revenues 105 120 growth (%) 14.0% as % of total revenues 84% n.a Atari’s Margin 32 36 margin (%) 30.0% 30.0% Atari’s expenses (25) (29) in % of margin (%) 80.0% 80.0% Profit before tax 6 7 Tax (3) (3) tax rate (%) 40.0% 40.0% Free Cash Flows 4 4 WACC 11.0% 13.0% 15.0% 17.0% 19.0% Value 7 6.9 6.7 6.6 6.4 6.2 Source : Tatoo estimates 26 26

PROJECT GAME CONFIDENTIAL Appendices A VALUATION OF DEFERRED TAX ASSETS B VALUATION OF TATOO DISTRIBUTION AGREEMENT C TRADING COMPARABLES SHORT PROFILES

PROJECT GAME CONFIDENTIAL Navarre Business overview BUSINESS DESCRIPTION MAJOR PRODUCTS AND SERVICES 3 Navarre is a distributor (84% of revenues) and publisher (16% of PRODUCTS & SERVICES BRANDS revenues) of physical and digital home entertainment and multimedia 3 Computer games 3 Encore: Encore publishes titles in the education, products, including PC software, CD audio, DVD video, video games and productivity, kids and games software categories 3 Entertainment software accessories 3 DVD video 3 BCI: BCI is a developer, licensor, packager and 3 Since inception in 1983, the company established distribution relationships marketer of entertainment video and audio 3 CD audio with major retailers including Best Buy, Wal-Mart/Sam’s Club, Circuit products City, Staples and Costco, and have historically distributed to over 19,000 3 Funimation: FUNimation is the leading content retail and distribution centre locations throughout the United States and provider in the United States market for anime, Canada which it licenses from Japanese rights holders, and 3 Historically, Navarre’s business has focused on providing distribution translates and adapts the content for television services for third party vendors. Over the past several years, the company programming and home videos have expanded its business to include the licensing and publishing of home Source : Company entertainment and multimedia software content, primarily through the acquisitions of software publishers in selected markets STRATEGY 3 Through its distribution business, Navarre distributes goods that are 3 Acquisitions of Attractive Content: Expand its publishing business provided by PC software and video game publishers and developers, through the acquisition or licensing of well-established titles or other independent music labels, major music labels, and independent and major attractive content motion picture studios 3 Distribute a Broader Range and Larger Volume of Products: 3 Through its publishing business, which generally has higher gross Distribute a broader range and larger volume of home entertainment and margins than its distribution business, the company owns or licenses multimedia products to its retail customers by providing a broad selection various PC software, CD audio and DVD video titles of products and capitalizing on its customer relationships 3 On May 31, 2007, the Company announced that it has entered into an 3 Integrating Technology and Systems with Retailers: Enhance the link agreement to sell its independent music distribution business, Navarre in the supply chain between the company and its vendors and retail Entertainment Media, Inc. (“NEM”), to KOCH Entertainment for $6.5 customers million in cash 3 Providing Value-Added Serv ices Source : Company Source : Company 28 28

PROJECT GAME CONFIDENTIAL Navarre Key Financials P&L ITEMS (IN $M) MARKET ITEMS (IN $M) As of 31-03, $ millions 2007A 2008E 2009E In $ millions ($m) Revenues 698.4 640.0 667.4 1 month average price 1.69$ growth (%) (8.4%) 4.3% Number of shares (m) 36.2 Gross Margin 116.7 101.5 112.1 Market capitalisation 61.3 margin (%) 16.7% 15.9% 16.8% Selling & Distribution (29.0) (74.3) (77.5) Net debt as of 31/12/2007 53.2 G&A (43.7) (0.1) — financial debts 58.8 Others (15.8) — - cash & cash equivalents (5.7) EBITDA 28.3 27.1 34.6 Minority interest as of 31/12/2007 0.0 margin (%) 4.0% 4.2% 5.2% Enterprise Value 114.4 D&A (11.0) (9.5) (10.0) EBIT 17.3 17.6 24.6 margin (%) 2% 3% 4% Source: Datastream as of 22/04/2008 Net Interest (9.9) (6.1) (6.0) IMPLIED MULTIPLES Others (0.5) 0.4 — EBT 6.9 11.9 18.6 2007A 2008E 2009E Tax (2.9) (5.0) (7.4) EV / Revenues 0.16x 0.18x 0.17x Net Income 4.1 6.9 11.2 margin (%) 0.6% 1.1% 1.7% EV / EBITDA 4.0x 4.2x 3.3x EV / EBIT 6.6x 6.5x 4.7x P/E 15.1x 8.9x 5.5x Source: 2007 Annual Report, Brokers 29 29

PROJECT GAME CONFIDENTIAL

Alliance Distributors

Business overview

BUSINESS DESCRIPTION

- Alliance Distributors Holding Inc. is a leading wholesale distributor of video game consoles and video game peripherals, accessories and software
- The company has a direct relationship with Sony and also a direct distributors for approximately 75 third-party vendors (including Electronic Arts Inc., Take Two Interactive Software, Inc. and THQ Inc.) of accessories and software for video games
- Alliance's inventory is one of the largest in the video game industry with over 5000 titles
- In September 2006, Alliance Distributors acquired Fotp Electric Supply, a US based distributor of consumer electronics, for $75m
- Alliance Distributors only operates in North America

Source: Company

BOARD & MANAGEMENT

Management	TITLE
Humbert B. Powell, III	*Chief Executive Officer*
Andre Muller	*Chief Operating Officer*
Stephen Agress	*Chief Financial Officer*
Board	TITLE
Jay Gelman	*Chairman*
Andre Muller	*Director of the Board*
Steven H. Nathan	*Board Member*
Thomas Vitiello	*Board Member*

Source: Company

SHAREHOLDERS


Jay Gelman
28.5%
STG Strategy
Partners
17.6%
James S.
Corfman
11.2%
Francis
Vegliante
8.6%
Others
34.1%

Source: Lionshares

SHARE PRICE


$
'000
0.30
0.25
0.20
0.15
0.10
0.05
3,500
2,800
35.3%
2,100
1.9%
1,400
700
-
Apr-07
Jul-07
Oct-07
Jan-08
Apr-08
Volume ('000)
Alliance Dist. ($)
Nasdaq 100 (rebased)

Source: Datastream

30

PROJECT GAME CONFIDENTIAL Alliance Distributors Key Financials P&L ITEMS (IN $M) MARKET ITEMS (IN $M) As of 31-03, $ millions 2006A 2007A In $ millions ($m) Revenues 61.6 73.1 1 month average price 0.25$ growth (%) 18.8% Number of shares (m) 49.0 Gross Margin 6.2 7.0 Market capitalisation 12.4 margin (%) 10.0% 9.6% Selling & Distribution — - Net debt as of 31/12/2007 6.5 G&A — - financial debts 6.8 Others (5.5) (6.6) cash & cash equivalents (0.3) EBITDA 0.7 0.4 Minority interest as of 31/12/2007 0.0 margin (%) 1.2% 0.6% Enterprise Value 18.9 D&A (0.1) (0.1) EBIT 0.6 0.3 Source : Datastream as of 22/04/2008 margin (%) 1.0% 0.4% IMPLIED MULTIPLES Net Interest (0.6) (0.8) Others - — EBT 0.0 (0.5) 2007A 2008E 2009E Tax 0.1 0.0 Net Income EV / Revenues 0.26x n.m. n.m. 0.1 (0.5) margin (%) 0.1% n.m. EV / EBITDA 44.0x n.m. n.m. EV / EBIT n.m. n.m. n.m. P/E n.m. n.m. n.m. Source : 2007 Annual Report 31 31